UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Ohio	0-1402	34-1860551
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22801 St. Clair Avenue

Cleveland, Ohio 44117

(Address of principal executive offices) (Zip Code)

(216) 481-8100

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On July 26, 2012, Lincoln Electric Holdings, Inc. (the “Company”), The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., and other domestic subsidiaries (collectively, with the Company, the “Borrowers”) obtained a $300 million revolving credit facility (the “Credit Facility”) to be used for general corporate purposes pursuant to the terms and conditions of an Amended and Restated Credit Agreement, dated as of July 26, 2012 (the “Credit Agreement”), entered into by and among the Borrowers and the Lenders (as defined in the Credit Agreement), with KeyBank National Association as Letter of Credit Issuer and Administrative Agent for the Lenders. The Credit Facility has a five-year term and may be increased, subject to certain conditions, by an additional amount up to $100 million. The interest rate on borrowings under the Credit Agreement is based on either LIBOR or the prime rate, plus a spread based on the Company’s leverage ratio, at the Company’s election.

The Credit Agreement contains customary affirmative, negative and financial covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to liens, investments, distributions, mergers and acquisitions, dispositions of assets, transactions with affiliates and a fixed charges coverage ratio and total leverage ratio.

The Credit Agreement amends and restates the Company’s existing $150 million revolving credit facility that was entered into on November 18, 2009 and had a maturity date in November 2012 (the “Old Credit Facility”). The Company had no outstanding borrowings under the Old Credit Facility and was in compliance with all applicable financial covenants and other restrictions as of the effective date of this amendment and restatement. As of the date of this report, the Company had no borrowings under the Credit Facility and was in compliance with all applicable financial covenants and other restrictions under the Credit Agreement.

The foregoing is merely a summary of the terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2012, the Board of Directors of the Company announced that John M. Stropki, Jr., 61, who has been Chairman, President and Chief Executive

Officer of the Company since 2004, will become Executive Chairman of the Board of Directors, and Christopher L. Mapes, 50, will be named President and Chief Executive Officer of the Company, both effective December 31, 2012.

Mr. Stropki was elected to the Company’s Board of Directors in 1998, was named Executive Vice President and Chief Operating Officer in 2003 and was elected Chairman, President and Chief Executive Officer in 2004.

Mr. Mapes has been the Company’s Chief Operating Officer since September 1, 2011 and a member of the Company’s Board of Directors since February 10, 2010. Prior to joining the Company as Chief Operating Officer, Mr. Mapes was Executive Vice President of A.O. Smith Corporation, a global manufacturer of water heating and water treatment technologies and electric motor and motor solutions, a position he held from 2004 until he joined the Company as Chief Operating Officer.

A copy of the Company’s press release announcing the year-end leadership transition is attached to this report as Exhibit 99.1 and is incorporated herein by reference and made a part hereof.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of July 26, 2012, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Techalloy, Inc., Wayne Trail Technologies, Inc., Lincoln Global, Inc., the Lenders and KeyBank National Association.

99.1	Press release announcing year-end leadership change dated July 27, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: July 31, 2012	By:	/s/ Frederick G. Stueber
Frederick G. Stueber
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amended and Restated Credit Agreement, dated as of July 26, 2012, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Techalloy, Inc., Wayne Trail Technologies, Inc., Lincoln Global, Inc., the Lenders and KeyBank National Association.

99.1	Press release announcing year-end leadership change dated July 27, 2012.